Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-182609) of Legg Mason, Inc. of our report dated June 25, 2015 relating to the financial statements of The Legg Mason Profit Sharing and 401(k) Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014, which appears in this Form 11-K.

/s/ Stout, Causey & Horning, P.A.
Sparks, Maryland
June 25, 2015